Exhibit 99.1

FIRST BUSINESS BANK REPORTS FIRST QUARTER 2025 NET INCOME OF $11.0 MILLION

-- Robust loan and deposit growth and stable asset quality drive tangible book value expansion --

MADISON, Wis., April 24, 2025 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $11.0 million, or earnings per share ("EPS") of $1.32. This compares to net income available to common shareholders of $14.2 million, or $1.71 per share, in the fourth quarter of 2024 and $8.6 million, or $1.04 per share, in the first quarter of 2024. EPS for the fourth quarter of 2024 included income tax and Small Business Administration ("SBA") recourse reserve benefits totaling $0.28 per share.

“First Business Bank’s strong first quarter results reflect a consistent approach to profitable growth,” said Corey Chambas, Chief Executive Officer. “Our exceptional team expanded loans by 9% and core deposits by 11%, driven by growth across our bank markets and portfolios. Core deposit growth outpaced loan growth on the strength of our deep and growing client relationships and our business development efforts. With stable asset quality and ongoing operational efficiency, these successes contributed to tangible book value expanding 14% from the prior year.”

“We are confident in the strength of our consistent underwriting, our interest-rate neutral balance sheet, and our ability to manage expenses to maintain positive operating leverage over the long term,” Chambas continued. "In most economic conditions, our operating model is built to produce 10% annual growth in loans, deposits, and revenue. Irrespective of economic circumstances, our goal is to continue to outperform peers and the industry."

Quarterly Highlights

•
Robust Deposit Growth. Total deposits grew $135.9 million, or 17.5% annualized, from the linked quarter and $487.6 million, or 17.7%, from the first quarter of 2024. Core deposits grew to a record $2.463 billion, up $66.3 million, or 11.1% annualized, from the linked quarter and $164.9 million, or 7.2%, from the first quarter of 2024.
•
Strong and Consistent Loan Growth. Loans increased $71.4 million, or 9.2% annualized, from the fourth quarter of 2024, and $274.7 million, or 9.4%, from the first quarter of 2024, reflecting growth throughout the Company.
•
Strong Net Interest Margin. The Company's long-held match-funding strategy and pricing discipline produced a net interest margin of 3.69%, compared to 3.77% for the linked quarter and 3.58% for the prior year quarter. Net interest income increased 0.3% from the linked quarter and 12.7% from the prior year quarter.
•
Solid Operating Revenue. Operating revenue of $40.8 million increased 12.6% from the prior year quarter. Beyond strong loan growth and NIM, operating revenue was boosted by a 12.2% increase in fee income.
•
Private Wealth Management Expansion. Private Wealth assets under management and administration grew to a record $3.425 billion, generating Private Wealth fee income of $3.5 million. Private Wealth fees increased by 12.2% from the prior year quarter and comprised 46% of total non-interest income.
•
Strong Tangible Book Value Growth. The Company’s strong earnings and sound balance sheet management continued to drive growth in tangible book value per share, producing a 9.2% annualized increase compared to the linked quarter and a 14.0% increase compared to the prior year quarter.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Net interest income	$33,258	$33,148	$29,511
Adjusted non-interest income (1)	7,579	8,005	6,765
Operating revenue (1)	40,837	41,153	36,276
Operating expense (1)	24,617	23,434	23,130
Pre-tax, pre-provision adjusted earnings (1)	16,220	17,719	13,146
Less:
Provision for credit losses	2,659	2,701	2,326
Net (gain) loss on repossessed assets	(8)	5	86
SBA recourse (benefit) provision	—	(687)	126
Impairment of tax credit investments	110	400	—
Add:
Net loss on sale of securities	—	—	(8)
Income before income tax expense	13,459	15,300	10,600
Income tax expense	2,288	885	1,752
Net income	$11,171	$14,415	$8,848
Preferred stock dividends	219	219	219
Net income available to common shareholders	$10,952	$14,196	$8,629
Earnings per share, diluted	$1.32	$1.71	$1.04
Book value per share	$39.04	$38.17	$34.41
Tangible book value per share (1)	$37.58	$36.74	$32.97

Net interest margin (2)	3.69%	3.77%	3.58%
Adjusted net interest margin (1)(2)	3.46%	3.48%	3.43%
Fee income ratio (non-interest income / total revenue)	18.56%	19.45%	18.63%
Efficiency ratio (1)	60.28%	56.94%	63.76%
Return on average assets (2)	1.14%	1.52%	0.98%
Return on average tangible common equity (2)	14.12%	19.21%	12.79%

Period-end loans and leases receivable	$3,184,400	$3,113,128	$2,910,864
Average loans and leases receivable	$3,185,796	$3,103,703	$2,887,454
Period-end core deposits	$2,462,695	$2,396,429	$2,297,843
Average core deposits	$2,362,894	$2,416,919	$2,346,453
Allowance for credit losses, including unfunded commitment reserves	$36,515	$37,268	$34,629
Non-performing assets	$24,092	$28,418	$20,146
Allowance for credit losses as a percent of total gross loans and leases	1.15%	1.20%	1.19%
Non-performing assets as a percent of total assets	0.61%	0.74%	0.57%

1.
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
2.
Calculation is annualized.

First Quarter 2025 Compared to Fourth Quarter 2024

Net interest income increased $110,000, or 0.3%, to $33.3 million.

•
The increase in net interest income was driven by higher average loans and leases receivable, partially offset by a decrease in fees in lieu of interest and adjusted net interest margin. Average loans and leases receivable grew by $82.1 million, or 10.6% annualized, to $3.186 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $2.1 million, compared to $2.4 million in the prior quarter. Excluding fees in lieu of interest, net interest income increased $417,000, or 1.4%.
•
The yield on average interest-earning assets decreased 23 basis points to 6.61% from 6.84%. Excluding fees in lieu of interest, the yield on average interest-earning assets decreased 19 basis points to 6.38% from 6.57%. The adjusted interest-earning asset beta1 compared to the prior quarter was 71.9%. The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in the effective daily fed funds rate is commonly referred to as beta.
•
The rate paid for average interest-bearing core deposits decreased 36 basis points to 3.29% from 3.65%. The rate paid for average total bank funding decreased 16 basis points to 3.02% from 3.18%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. The total core deposit beta compared to the prior quarter was 84.4%. The total bank funding beta compared to the prior quarter was 50.0%.
•
Net interest margin was 3.69% compared to 3.77% for the linked quarter. Adjusted net interest margin2 was 3.46%, down 2 basis points compared to 3.48% in the linked quarter. The decrease in adjusted net interest margin was driven by a decrease in the yield on interest-earning assets partially offset by a decrease in rate paid on total bank funding.
•
The Company maintains a long-term target for net interest margin in the range of 3.60% - 3.65%. Performance in future quarters will vary due to factors such as the level of fees in lieu of interest and the timing, pace, and scale of future interest rate changes.

The Bank reported a credit loss provision expense of $2.7 million in both periods of comparison. The provision expense was driven by a deterioration in the economic outlook in our model forecast and loan growth.

Non-interest income decreased $426,000, or 5.3%, to $7.6 million.

•
Private Wealth fee income increased $66,000, or 1.9% to $3.5 million. Private Wealth assets under management and administration measured $3.425 billion on March 31, 2025, up $5.9 million, or 0.7% annualized from the prior quarter. Fee income is based on overall asset levels and may vary based on seasonal activity and the timing of fluctuations in market values.
•
Loan fee income decreased $526,000 or 57.5% to $388,000 primarily due to a reclassification of certain types of C&I loan fees from non-interest income to interest income.
•
Commercial loan swap fee income of $113,000 decreased by $475,000, or 80.8%. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•
Gains on sale of SBA loans increased $25,000, or 2.7%, to $963,000. Gain on sale of SBA loans varies period to period based on the amount of closed and fully funded loans. While quarterly gains may vary, management expects the SBA loan sales to continue growing year-over-year.
•
Service charges on deposits increased $88,000, or 9.2%, to $1.0 million, primarily driven by new core deposit relationships.

1.
The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta. Adjusted interest earning assets is a non-GAAP measure representing interest earnings assets excluding recurring, but volatile items.
2.
Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

•
Other non-interest income increased $395,000 or 33.5% to $1.6 million. The increase was primarily due to higher returns on the Company’s investments in Small Business Investment Company ("SBIC") funds. Income from SBIC funds was $569,000 in the first quarter, compared to $251,000 in the linked quarter. Income from SBIC funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Non-interest expense increased $1.6 million, or 6.8%, to $24.7 million, while operating expense increased $1.2 million, or 5.0%, to $24.6 million.

•
Compensation expense was $16.7 million, reflecting an increase of $1.2 million, or 7.8%, from the linked quarter due to higher seasonal payroll taxes, 401(k) match contributions paid in the quarter on the annual cash bonus payout, annual merit increases, and an expanded workforce. This was partially offset by a decrease in incentive compensation. Average full-time equivalents (“FTEs”) for the first quarter of 2025 were 353, up from 349 in the linked quarter.
•
Data processing expense was $1.1 million, decreasing $565,000, or 34.3%, from the linked quarter primarily due to a one-time expense as result of a change in credit card vendors in the linked quarter.
•
Professional fees were $1.5 million, increasing $136,000, or 10.3%, from the linked quarterly primarily due to an increase in recruiting expense and other consulting expenses.
•
Other non-interest expense was $1.1 million, increasing $597,000, or 115.5%, from the linked quarter primarily due to an SBA recourse provision benefit of $687,000 in the linked quarter. This benefit, considered a change in estimate, is the result of a review of assumptions which identified that actual losses over the past three years were significantly below estimated losses. Management evaluates the need for a recourse provision on a loan-by-loan basis.

Income tax expense increased $1.4 million to $2.3 million. The effective tax rate was 17.0% for the three months ended March 31, 2025, compared to 5.8% for the linked quarter which included the benefit of releasing a portion of the Bank's state deferred income tax valuation allowance. The Company expects to report an effective tax rate between 16% and 18% for 2025.

Total period-end loans and leases receivable increased $71.4 million, or 9.2% annualized, to $3.185 billion. The average rate earned on average loans and leases receivable was 6.94%, down 27 basis points from 7.21% in the prior quarter. Excluding fees in lieu of interest, the average rate earned on average loans and leases receivable was 6.68%, down 23 basis points from 6.91% in the prior quarter. This decrease in yield was primarily due to the decrease in short-term market rates.

•
Commercial Real Estate (“CRE”) loans decreased by $7.2 million, or 1.5% annualized, to $1.910 billion. The decrease was primarily due to payoffs.
•
C&I loans increased $77.4 million, or 26.87% annualized, to $1.229 billion. The increase was due to growth across products and markets.

Total period-end core deposits increased $66.3 million, or 11.1% annualized, to $2.463 billion, compared to $2.396 billion. The average rate paid was 2.71%, down 27 basis points from 2.98% in the prior quarter.

•
New non-maturity deposit balances of $28.3 million were added at a weighted average rate of 2.98%. Certificate of deposit maturities of $120.5 million at a weighted average rate of 4.7% were replaced by new and renewed certificates of deposit of $123.0 million at a weighted average rate of 3.7%.

Period-end wholesale funding, including FHLB advances and brokered deposits, increased $36.2 million, or 3.7%, to $1.012 billion. Consistent with the Bank’s long-held philosophy to minimize exposure to interest rate risk, management will continue to utilize the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans, as necessary.

•
Wholesale deposits increased $69.6 million, or 9.8%, to $780.3 million, compared to $710.7 million. The average rate paid on wholesale deposits decreased eight basis points to 4.03% and the weighted average original maturity increased to 4.1 years from 3.9 years.
•
FHLB advances decreased $33.5 million, or 12.6%, to $231.9 million, compared to $265.4 million. The average rate paid on FHLB advances increased 20 basis points to 3.11% and the weighted average original maturity remained flat at 5.4 years.

Non-performing assets decreased $4.3 million to $24.1 million, or 0.61% of total assets, decreasing as a percentage of total assets from 0.74% in the prior quarter. The decrease is primarily driven by net charge-offs on Equipment Finance loans and SBA lending in the C&I portfolio. Charge-offs on Equipment Finance loans were higher this quarter due to a change in calculation which accelerated charge-offs by approximately one quarter. Management believes this change better reflects the impact of an accelerated collection and liquidation process. We continue to expect full repayment of the previously disclosed Asset-Based Lending ("ABL") loan that defaulted during the second quarter of 2023. The liquidation process under Chapter 7 bankruptcy and related litigation has delayed final resolution. The current balance of this loan is $6.2 million, unchanged from the linked quarter. Excluding this ABL loan, non-performing assets totaled $17.9 million, or 0.45% of total assets in the current quarter and $22.2 million, or 0.58% of total assets in the linked quarter.

The allowance for credit losses, including the unfunded credit commitments reserve, decreased $753,000, or 2.0%, primarily due to net charge-offs partially offset by additional general reserves due to deterioration in the economic outlook in our model forecast and loan growth. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.15% compared to 1.20% in the prior quarter.

First Quarter 2025 Compared to First Quarter 2024

Net interest income increased $3.7 million, or 12.7%, to $33.3 million.

•
The increase in net interest income primarily reflects an increase in average gross loans and leases and an increase in fees in lieu of interest. Fees in lieu of interest increased to $2.1 million from $849,000. Excluding fees in lieu of interest, net interest income increased $2.5 million, or 8.9%.
•
The yield on average interest-earning assets decreased 16 basis points to 6.61% from 6.77%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.38% compared to 6.67%. This decrease in yield was primarily due to the decrease in short-term market rates partially offset by the reinvestment of cash flows from the securities and fixed-rate loan portfolios.
•
The rate paid for average interest-bearing core deposits decreased 75 basis points to 3.29% from 4.04%. The rate paid for average total bank funding decreased 29 basis points to 3.02% from 3.31%.
•
Net interest margin increased 11 basis points to 3.69% from 3.58%. Adjusted net interest margin increased 3 basis points to 3.46% from 3.43%.

The Company reported a credit loss provision expense of $2.7 million, compared to $2.3 million in the first quarter of 2024. See the provision breakdown table below for more detail on the components of provision for credit losses expense.

Non-interest income increased $822,000, or 12.2%, to $7.6 million.

•
Private Wealth fee income increased $381,000, or 12.2%, to $3.5 million. Private Wealth assets under management and administration measured $3.425 billion at March 31, 2025, up $104.4 million, or 3.1%.
•
Gain on sale of SBA loans increased $768,000 to $963,000. Gain on sale of SBA loans varies period to period based on the number of closed and fully funded commitments. Management expects the SBA production to continue to grow year-over-year.
•
Loan fee income decreased $459,000 to $388,000 primarily due to a reclassification of certain types of C&I loan fees from non-interest income to interest income.
•
Service charges on deposits increased $108,000, or 11.5%, to $1,048,000, primarily driven by new core deposit relationships.

Non-interest expense increased $1.4 million, or 5.9%, to $24.7 million. Operating expense increased $1.5 million, or 6.4%, to $24.6 million.

•
Compensation expense increased $590,000, or 3.7%, to $16.7 million. The increase in compensation expense was primarily due to an increase in average FTEs and annual merit increases and promotions. Average FTEs increased 2% to 353 in the first quarter of 2025, compared to 346 in the first quarter of 2024.
•
Computer software expense increased $185,000, or 13.0%, to $1.6 million, primarily due to our commitment to innovative technology to support growth initiatives, enhance productivity, and improve the client experience.
•
FDIC Insurance increased $170,000, or 27.9%, to $780,000 primarily due to an increase in assessment rate and assessable base.
•
Marketing expense increased $150,000, or 18.3%, to $968,000, primarily due to increased business development efforts and advertising projects to support Company growth goals.
•
Other expense increased $316,000, or 39.6%, to $1.1 million, primarily due to an increase in collateral liquidation costs and early stage expenses related to SBIC investments costs.

Total period-end loans and leases receivable increased $274.7 million, or 9.4%, to $3.185 billion.

•
CRE loans increased $170.2 million, or 9.8%, to $1.910 billion, primarily due to increases in all loan categories in the Wisconsin market.
•
C&I loans increased $108.3 million, or 9.7%, to $1.229 billion, primarily due to growth across all [most] categories [excluding Asset-Based Lending].

Total period-end core deposits grew $164.9 million, or 7.2%, to $2.463 billion, and the average rate paid decreased 27 basis points to 2.71%. The decrease in average rate paid on core deposits was primarily due to a decrease in short-term market rates. Total average core deposits grew $16.4 million, or 0.7%, to $2.363 billion.

Period-end wholesale funding increased $222.4 million, or 28.2%, to $1.012 billion.

•
Wholesale deposits increased $322.8 million to $780.3 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to maintain excess liquidity and to match-fund fixed-rate assets. The average rate paid on wholesale deposits remained flat at 4.03% and the weighted average original maturity decreased to 4.1 years from 4.4 years. Consistent with our balance sheet strategy to use the most efficient and cost-effective source of wholesale funding, the Company has entered into derivative contracts which hedge a portion of the wholesale deposits to reduce the fixed rate funding costs.
•
FHLB advances decreased $100.4 million to $231.9 million. The average rate paid on FHLB advances increased 72 basis points to 3.11% and the weighted average original maturity increased to 5.4 years from 4.5 years.

Non-performing assets increased to $24.1 million, or 0.61% of total assets, compared to $20.1 million, or 0.57% of total assets, primarily driven by new non-accrual loans in the C&I portfolio. Excluding the ABL loan described above for which we expect full repayment, non-performing assets totaled $17.9 million, or 0.45% of total assets and $12.0 million, or 0.34% of total assets in the prior year quarter.

The allowance for credit losses, including unfunded commitment reserves, increased $1.9 million to $36.5 million, compared to $34.6 million primarily due to deterioration in the economic outlook in our model forecast and loan growth, partially offset by net charge-offs. The allowance for credit losses as a percent of total gross loans and leases was 1.15%, compared 1.19% in the prior year.

Earnings Release Supplement and Conference Call

On April 25, 2025, the Company posted an earnings release supplement to its website firstbusiness.bank under the “Investor Relations” tab which will also be furnished to the U.S. Securities and Exchange Commission on April 25, 2025. The information included in the supplement provides an overview of the Company’s recent operating performance, financial condition, and other data relevant to the quarter. The Company intends to use this supplement in connection with its first quarter 2025 earnings call to be held at 1:00 p.m. Central time on April 25, 2025. The conference call can be accessed at 800-549-8228 (289-819-1520 if outside the United States and Canada), using the conference call access code: FBIZ, 86182. Investors may also listen live via webcast at: https://events.q4inc.com/attendee/869301015. A replay of the call will be available through Friday, May 2, 2025, by calling 888-660-6264 or 289-819-1325 for international participants. The webcast archive of the conference call will be available on the Company’s website, ir.firstbusiness.bank.

About First Business Bank

First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, economic downturn, labor shortages, wage pressures, and the adverse effects of public health events on the global, national, and local economy.
•
Uncertainty created by potential federal government actions relating to the authority of regulatory agencies (including bank regulators), international trade policy, and other significant policy matters.
•
Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•
Increases in defaults by borrowers and other delinquencies.
•
Management’s ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure, and internal management systems.
•
Fluctuations in interest rates and market prices.
•
Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•
Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•
Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•
Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

•
Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•
The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•
The Company may be subject to increases in FDIC insurance assessments.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets
Cash and cash equivalents	$170,617	$157,702	$131,972	$81,080	$72,040
Securities available-for-sale, at fair value	359,394	341,392	313,336	308,852	314,114
Securities held-to-maturity, at amortized cost	6,590	6,741	6,907	7,082	8,131
Loans held for sale	10,523	13,498	8,173	6,507	4,855
Loans and leases receivable	3,184,400	3,113,128	3,050,079	2,985,414	2,910,864
Allowance for credit losses	(35,236)	(35,785)	(33,688)	(33,088)	(32,799)
Loans and leases receivable, net	3,149,164	3,077,343	3,016,391	2,952,326	2,878,065
Premises and equipment, net	5,017	5,227	5,478	6,381	6,268
Repossessed assets	36	51	56	54	317
Right-of-use assets	5,439	5,702	5,789	6,041	6,297
Bank-owned life insurance	57,647	57,210	56,767	56,351	55,948
Federal Home Loan Bank stock, at cost	10,434	11,616	12,775	11,901	13,326
Goodwill and other intangible assets	12,058	11,912	11,834	11,841	11,950
Derivatives	48,405	65,762	42,539	70,773	69,703
Accrued interest receivable and other assets	109,555	99,059	103,707	97,872	90,344
Total assets	$3,944,879	$3,853,215	$3,715,724	$3,617,061	$3,531,358
Liabilities and Stockholders’ Equity
Core deposits	$2,462,695	$2,396,429	$2,382,730	$2,309,635	$2,297,843
Wholesale deposits	780,348	710,711	587,217	575,548	457,563
Total deposits	3,243,043	3,107,140	2,969,947	2,885,183	2,755,406
Federal Home Loan Bank advances and other borrowings	286,590	320,049	349,109	327,855	381,718
Lease liabilities	7,604	7,926	8,054	8,361	8,664
Derivatives	45,612	57,068	45,399	61,821	61,133
Accrued interest payable and other liabilities	25,967	32,443	31,233	28,671	26,649
Total liabilities	3,608,816	3,524,626	3,403,742	3,311,891	3,233,570
Total stockholders’ equity	336,063	328,589	311,982	305,170	297,788
Total liabilities and stockholders’ equity	$3,944,879	$3,853,215	$3,715,724	$3,617,061	$3,531,358

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total interest income	$59,530	$60,110	$59,327	$57,910	$55,783
Total interest expense	26,272	26,962	28,320	27,370	26,272
Net interest income	33,258	33,148	31,007	30,540	29,511
Provision for credit losses	2,659	2,701	2,087	1,713	2,326
Net interest income after provision for credit losses	30,599	30,447	28,920	28,827	27,185
Private wealth management service fees	3,492	3,426	3,264	3,461	3,111
Gain on sale of SBA loans	963	938	460	349	195
Service charges on deposits	1,048	960	920	951	940
Loan fees	388	914	812	826	847
Loss on sale of securities	—	—	0	—	(8)
Swap fees	113	588	460	157	198
Other non-interest income	1,575	1,179	1,148	1,681	1,474
Total non-interest income	7,579	8,005	7,064	7,425	6,757
Compensation	16,747	15,535	15,198	16,215	16,157
Occupancy	590	588	585	593	607
Professional fees	1,459	1,323	1,305	1,472	1,571
Data processing	1,082	1,647	1,045	1,182	1,018
Marketing	968	928	922	850	818
Equipment	376	301	333	335	345
Computer software	1,603	1,585	1,608	1,555	1,418
FDIC insurance	780	728	810	612	610
Other non-interest expense	1,114	517	1,301	1,065	798
Total non-interest expense	24,719	23,152	23,107	23,879	23,342
Income before income tax expense	13,459	15,300	12,877	12,373	10,600
Income tax expense	2,288	885	2,351	1,917	1,752
Net income	$11,171	$14,415	$10,526	$10,456	$8,848
Preferred stock dividends	219	219	218	219	219
Net income available to common shareholders	$10,952	$14,196	$10,308	$10,237	$8,629
Per common share:
Basic earnings	$1.32	$1.71	$1.24	$1.23	$1.04
Diluted earnings	1.32	1.71	1.24	1.23	1.04
Dividends declared	0.29	0.25	0.25	0.25	0.25
Book value	39.04	38.17	36.17	35.35	34.41
Tangible book value	37.58	36.74	34.74	33.92	32.97
Weighted-average common shares outstanding(1)	8,130,743	8,107,308	8,111,215	8,113,246	8,125,319
Weighted-average diluted common shares outstanding(1)	8,130,743	8,107,308	8,111,215	8,113,246	8,125,319
(1)
Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2025			December 31, 2024			March 31, 2024
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,925,661	$29,886	6.21%	$1,879,136	$30,580	6.51%	$1,721,186	$28,120	6.54%
Commercial and industrial loans(1)	1,212,656	24,727	8.16	1,176,175	24,709	8.40	1,115,724	22,724	8.15
Consumer and other loans(1)	47,479	661	5.57	48,392	663	5.48	50,544	705	5.58
Total loans and leases receivable(1)	3,185,796	55,274	6.94	3,103,703	55,952	7.21	2,887,454	51,549	7.14
Mortgage-related securities(2)	308,656	3,195	4.14	290,471	2,858	3.94	241,940	2,276	3.76
Other investment securities(3)	43,145	209	1.94	45,174	231	2.05	67,980	518	3.05
FHLB stock	13,623	294	8.63	11,788	274	9.30	12,271	282	9.19
Short-term investments	51,072	558	4.37	65,254	795	4.87	85,072	1,158	5.44
Total interest-earning assets	3,602,292	59,530	6.61	3,516,390	60,110	6.84	3,294,717	55,783	6.77
Non-interest-earning assets	240,076			230,218			233,224
Total assets	$3,842,368			$3,746,608			$3,527,941
Interest-bearing liabilities
Transaction accounts	$927,250	7,412	3.20	$928,428	8,161	3.52	$862,896	8,447	3.92
Money market	831,598	6,751	3.25	833,501	7,571	3.63	761,893	7,565	3.97
Certificates of deposit	189,547	1,861	3.93	210,307	2,282	4.34	278,248	3,210	4.61
Wholesale deposits	694,431	6,992	4.03	594,578	6,106	4.11	457,536	4,615	4.03
Total interest-bearing deposits	2,642,826	23,016	3.48	2,566,814	24,120	3.76	2,360,573	23,837	4.04
FHLB advances	305,549	2,374	3.11	270,476	1,969	2.91	287,307	1,717	2.39
Other borrowings	54,708	882	6.45	54,672	874	6.39	49,457	718	5.81
Total interest-bearing liabilities	3,003,083	26,272	3.50	2,891,962	26,963	3.73	2,697,337	26,272	3.90
Non-interest-bearing demand deposit accounts	414,499			444,683			443,416
Other non-interest-bearing liabilities	90,683			90,555			93,307
Total liabilities	3,508,265			3,427,200			3,234,060
Stockholders’ equity	334,103			319,408			293,881
Total liabilities and stockholders’ equity	$3,842,368			$3,746,608			$3,527,941
Net interest income		$33,258			$33,147			$29,511
Interest rate spread			3.11%			3.11%			2.88%
Net interest-earning assets	$599,209			$624,428			$597,380
Net interest margin			3.69%			3.77%			3.58%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)
Includes amortized cost basis of assets available for sale and held to maturity.
(3)
Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)
Represents annualized yields/rates.

BETA ANALYSIS

	For the Three Months Ended
(Unaudited)	March 31, 2025	December 31, 2024		March 31, 2024
	Average Yield/Rate	Average Yield/Rate	Increase (Decrease)	Average Yield/Rate	Increase (Decrease)
Total loans and leases receivable (a)	6.94%	7.21%	(0.27)%	7.14%	(0.20)%
Total interest-earning assets(b)	6.61%	6.84%	(0.23)%	6.77%	(0.16)%
Adjusted total loans and leases receivable (1)(c)	6.68%	6.91%	(0.23)%	7.03%	(0.35)%
Adjusted total interest-earning assets (1)(d)	6.38%	6.57%	(0.19)%	6.68%	(0.30)%
Total core deposits(e)	2.71%	2.98%	(0.27)%	3.28%	(0.57)%
Total bank funding(f)	3.02%	3.18%	(0.16)%	3.31%	(0.29)%
Net interest margin(g)	3.69%	3.77%	(0.08)%	3.58%	0.11%
Adjusted net interest margin(h)	3.46%	3.48%	(0.02)%	3.43%	0.03%

Effective fed funds rate (2)(i)	4.33%	4.65%	(0.32)%	5.33%	(1.00)%

Beta Calculations:
Total loans and leases receivable(a)/(i)			84.4%		20.0%
Total interest-earning assets(b)/(i)			71.9%		16.0%
Adjusted total loans and leases receivable (1)(c)/(i)			71.9%		35.0%
Adjusted total interest-earning assets (1)(d)/(i)			59.4%		30.0%
Total core deposits(e/i)			84.4%		57.0%
Total bank funding(f)/(i)			50.0%		29.0%
Net interest margin(g/i)			25.0%		(11.0)%
Adjusted net interest margin(h/i)			6.2%		(3.0)%

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Change due to qualitative factor changes	$(355)	$(460)	$(444)	$496	$740
Change due to quantitative factor changes	1,560	(598)	(330)	150	(199)
Charge-offs	3,810	1,132	1,619	1,583	921
Recoveries	(398)	(190)	(91)	(191)	(227)
Change in reserves on individually evaluated loans, net	(2,495)	2,579	757	(1,037)	629
Change due to loan growth, net	741	577	616	680	354
Change in unfunded commitment reserves	(204)	(339)	(40)	32	108
Total provision for credit losses	$2,659	$2,701	$2,087	$1,713	$2,326

ALLOWANCE FOR CREDIT LOSS COMPOSITION

	As of
	March 31, 2025		December 31, 2024
	(in thousands)	% of total loans	(in thousands)	% of total loans
Allowance for credit losses:
Loans collectively evaluated	$28,813	0.90%	$26,867	0.86%
Loans individually evaluated	6,423	0.20%	8,918	0.29%
Unfunded commitments reserve	1,279		1,483
Total	36,515	1.15%	37,268	1.20%
Loans and lease receivables:	3,184,400		3,113,128

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Return on average assets (annualized)	1.14%	1.52%	1.13%	1.14%	0.98%
Return on average tangible common equity (annualized)	14.13%	19.21%	14.40%	14.12%	12.79%
Efficiency ratio	60.28%	56.94%	59.44%	62.75%	63.76%
Interest rate spread	3.11%	3.11%	2.92%	2.95%	2.88%
Net interest margin	3.69%	3.77%	3.64%	3.65%	3.58%
Average interest-earning assets to average interest-bearing liabilities	119.95%	121.59%	121.84%	121.37%	122.15%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Non-accrual loans and leases	$24,056	$28,367	$19,364	$18,999	$19,829
Repossessed assets	36	51	56	54	317
Total non-performing assets	$24,092	$28,418	$19,420	$19,053	$20,146
Non-accrual loans and leases as a percent of total gross loans and leases	0.76%	0.91%	0.63%	0.64%	0.68%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.76%	0.91%	0.64%	0.64%	0.69%
Non-performing assets as a percent of total assets	0.61%	0.74%	0.52%	0.53%	0.57%
Allowance for credit losses as a percent of total gross loans and leases	1.15%	1.20%	1.16%	1.17%	1.19%
Allowance for credit losses as a percent of non-accrual loans and leases	151.79%	131.38%	183.38%	183.96%	174.64%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Charge-offs	$3,810	$1,132	$1,619	$1,583	$921
Recoveries	(398)	(190)	(91)	(191)	(227)
Net charge-offs (recoveries)	$3,412	$942	$1,528	$1,392	$694
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.43%	0.12%	0.20%	0.19%	0.10%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total capital to risk-weighted assets	12.20%	12.08%	11.72%	11.45%	11.36%
Tier I capital to risk-weighted assets	9.60%	9.45%	9.11%	8.99%	8.86%
Common equity tier I capital to risk- weighted assets	9.26%	9.10%	8.76%	8.64%	8.51%
Tier I capital to adjusted assets	8.77%	8.78%	8.68%	8.51%	8.45%
Tangible common equity to tangible assets	7.93%	7.93%	7.78%	7.80%	7.78%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial real estate:
Commercial real estate - owner occupied	$258,050	$273,397	$259,532	$258,636	$263,748
Commercial real estate - non-owner occupied	838,634	845,298	768,195	777,704	792,858
Construction	215,613	221,086	266,762	229,181	202,382
Multi-family	549,220	530,853	494,954	470,176	453,321
1-4 family	48,450	46,496	39,933	39,680	27,482
Total commercial real estate	1,909,967	1,917,130	1,829,376	1,775,377	1,739,791
Commercial and industrial	1,229,098	1,151,720	1,174,295	1,161,711	1,120,779
Consumer and other	46,190	45,000	46,610	48,145	50,020
Total gross loans and leases receivable	3,185,255	3,113,850	3,050,281	2,985,233	2,910,590
Less:
Allowance for credit losses	35,236	35,785	33,688	33,088	32,799
Deferred loan fees	855	722	202	(181)	(274)
Loans and leases receivable, net	$3,149,164	$3,077,343	$3,016,391	$2,952,326	$2,878,065

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Non-interest-bearing transaction accounts	$433,201	$436,111	$428,012	$406,804	$400,267
Interest-bearing transaction accounts	1,015,846	965,637	930,252	841,146	818,080
Money market accounts	831,897	809,695	817,129	837,569	813,467
Certificates of deposit	181,751	184,986	207,337	224,116	266,029
Wholesale deposits	780,348	710,711	587,217	575,548	457,563
Total deposits	$3,243,043	$3,107,140	$2,969,947	$2,885,183	$2,755,406

Uninsured deposits	$1,055,347	$980,278	$1,088,496	$1,011,977	$995,428
Less: uninsured deposits collateralized by pledged assets	9,344	6,864	10,755	34,810	16,622
Total uninsured, net of collateralized deposits	1,046,003	973,414	1,077,741	977,167	978,806
% of total deposits	32.3%	31.3%	36.3%	33.9%	35.5%

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Short-term investments	$136,033	$128,207	$86,670	$54,680	$46,984
Collateral value of unencumbered pledged loans	501,268	444,453	397,852	401,602	340,639
Market value of unencumbered securities	324,365	310,125	279,191	289,104	288,965
Readily accessible liquidity	961,666	882,785	763,713	745,386	676,588

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	948,949	981,463	1,102,767	1,051,678	1,166,661
Total liquidity	$1,955,615	$1,909,248	$1,911,480	$1,842,064	$1,888,249
Total uninsured, net of collateralized deposits	1,046,003	973,414	1,077,741	977,167	978,806

1.
Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Trust assets under management	$3,184,197	$3,160,449	$3,145,789	$3,008,897	$3,080,951
Trust assets under administration	240,366	258,255	252,152	239,766	239,249
Total trust assets	$3,424,563	$3,418,704	$3,397,941	$3,248,663	$3,320,200

NON-GAAP RECONCILIATIONS

Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Common stockholders’ equity	$324,071	$316,597	$299,990	$293,178	$285,796
Less: Goodwill and other intangible assets	(12,058)	(11,912)	(11,834)	(11,841)	(11,950)
Tangible common equity	$312,013	$304,685	$288,156	$281,337	$273,846
Common shares outstanding	8,301,967	8,293,928	8,295,017	8,294,589	8,306,573
Book value per share	$39.04	$38.17	$36.17	$35.35	$34.41
Tangible book value per share	37.58	36.74	34.74	33.92	32.97

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2024. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Common stockholders’ equity	$324,071	$316,597	$299,990	$293,178	$285,796
Less: Goodwill and other intangible assets	(12,058)	(11,912)	(11,834)	(11,841)	(11,950)
Tangible common equity (a)	$312,013	$304,685	$288,156	$281,337	$273,846
Total assets	$3,944,879	$3,853,215	$3,715,724	$3,617,061	$3,531,358
Less: Goodwill and other intangible assets	(12,058)	(11,912)	(11,834)	(11,841)	(11,950)
Tangible assets (b)	$3,932,821	$3,841,303	$3,703,890	$3,605,220	$3,519,408
Tangible common equity to tangible assets	7.93%	7.93%	7.78%	7.80%	7.78%

Fair Value Adjustments:
Financial assets - MTM (c)	$(20,528)	$(26,580)	$(17,615)	$(17,432)	$(29,019)
Financial liabilities - MTM (d)	$5,460	$5,946	$8,358	$9,032	$12,560
Net MTM, after-tax e = (c-d)*(1-21%)	$(11,904)	$(16,301)	$(7,313)	$(6,636)	$(13,003)

Adjusted tangible equity f = (a-e)	$300,109	$288,384	$280,843	$274,701	$260,843
Adjusted tangible assets g = (b-c)	$3,912,293	$3,814,723	$3,686,275	$3,587,788	$3,490,389
Adjusted TCE ratio (f/g)	7.67%	7.56%	7.62%	7.66%	7.47%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total non-interest expense	$24,719	$23,152	$23,107	$23,879	$23,342
Less:
Net (gain) loss on repossessed assets	(8)	5	11	65	86
Impairment of tax credit investments	110	400	—	—	—
SBA recourse provision (benefit)	—	(687)	466	(9)	126
Total operating expense (a)	$24,617	$23,434	$22,630	$23,823	$23,130
Net interest income	$33,258	$33,148	$31,007	$30,540	$29,511
Total non-interest income	7,579	8,005	7,064	7,425	6,757
Less:
Net loss on sale of securities	—	—	—	—	(8)
Adjusted non-interest income	7,579	8,005	7,064	7,425	6,765
Total operating revenue (b)	$40,837	$41,153	$38,071	$37,965	$36,276
Efficiency ratio	60.28%	56.94%	59.44%	62.75%	63.76%

Pre-tax, pre-provision adjusted earnings (b - a)	$16,220	$17,719	$15,441	$14,142	$13,146
Average total assets	$3,842,368	$3,746,608	$3,636,887	$3,592,215	$3,527,941

ADJUSTED NET INTEREST MARGIN

“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income	$59,530	$60,110	$59,327	$57,910	$55,783
Interest expense	26,272	26,962	28,320	27,370	26,272
Net interest income (a)	33,258	33,148	31,007	30,540	29,511
Less:
Fees in lieu of interest	2,052	2,359	1,002	1,306	849
FRB interest income and FHLB dividend income	848	1,062	841	959	1,436
Adjusted net interest income (b)	$30,358	$29,727	$29,164	$28,275	$27,226
Average interest-earning assets (c)	$3,602,292	$3,516,390	$3,405,534	$3,347,027	$3,294,717
Less:
Average FRB cash and FHLB stock	63,971	76,576	52,603	61,082	97,036
Average non-accrual loans and leases	27,228	19,077	18,954	19,807	20,541
Adjusted average interest-earning assets (d)	$3,511,093	$3,420,737	$3,333,977	$3,266,138	$3,177,140
Net interest margin (a / c)	3.69%	3.77%	3.64%	3.65%	3.58%
Adjusted net interest margin (b / d)	3.46%	3.48%	3.50%	3.46%	3.43%